Exhibit 4.01

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO CITIGROUP FUNDING INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1 CUSIP: 17308C 58 5 ISIN: US17308C5857	INITIAL PRINCIPAL AMOUNT REPRESENTED $86,500,000 representing 8,650,000 Notes ($10 per Note)

CITIGROUP FUNDING INC.

Enhanced Income Strategy SM

Principal-Protected Notes with Income and Appreciation Potential

Linked to the 2006-1 Dynamic Portfolio IndexSM Due October 28, 2011

Citigroup Funding Inc., a Delaware corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture herein referred to), for value received and on condition that this Note is not redeemed by the Company prior to October 28, 2011 (the “Stated Maturity Date”), hereby promises to pay to CEDE & CO., or its registered assigns, the Maturity Payment (as defined below), on the Stated Maturity Date. This Note will bear monthly payments of interest (which may be zero), is not subject to any sinking fund, is not subject to redemption at the option of the holder thereof prior to the Stated Maturity Date, and is not subject to the defeasance provisions of the Indenture. The payments on this Note are fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”).

Payment of the Maturity Payment with respect to this Note shall be made upon presentation and surrender of this Note at the corporate trust office of the Trustee in the Borough of Manhattan, The City and State of New York, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

This Note is one of the series of Enhanced Income Strategy SM Principal-Protected Notes with Income and Appreciation Potential Linked to the 2006-1 Dynamic Portfolio IndexSM Due October 28, 2011 (the “Notes”).

INTEREST

The interest payable on the Notes will vary and may be zero. Interest, if any, will be paid in cash monthly on the fifth Business Day after the third Friday of each month commencing on April 28, 2006 (each such date, an “Interest Payment Date”). The interest on the Notes for any month will depend on the allocation of the 2006-1 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index.

The interest payment (“IP”) on the Notes, if any, for any monthly calculation period will be calculated as follows:

IP =	BWU * BWNIU
10

“BWU” is the number of Buy-Write Index units included in the 2006-1 Dynamic Portfolio Index on the last day of the monthly calculation period.

“BWNIU” is the total notional income per unit of the Buy-Write Index for that monthly calculation period.

If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no additional interest will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The commencement dates for the monthly calculation periods will be the third Friday of each month, or, if such day is not an Index Business Day, a day on which the Special Opening Quotation (or SOQ, ticker “SPXSET”) of the S&P 500 Index is published, which is expected to be the immediately preceding Index Business Day, except that the first monthly calculation period commenced on March 17, 2006. Interest will be calculated from, but excluding, one commencement date to, and including, the next commencement date, provided that the final monthly calculation period will extend to, and include, the fifth Index Business Day prior to the Stated Maturity Date. No interest will accrue on the Notes after the fifth Index Business Day before the Stated Maturity Date through the Stated Maturity Date. The Interest Payment Date related to any monthly calculation period with respect to which interest is paid will be the Interest Payment Date following the last day of the applicable monthly calculation period or, with respect to the final monthly calculation period, the Stated Maturity Date. The calculation agent will notify the trustee of the amount of interest payable on or before the second Business Day immediately following the last day of the applicable monthly calculation period. Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day succeeding the last day of the applicable monthly calculation period.

If at the close of business on the last day of any monthly calculation period (except the last monthly calculation period before the Stated Maturity Date), the calculation agent determines that the value of the 2006-1 Dynamic Portfolio Index (less any notional income on the Buy-Write Index) is less than or equal to 105% of the Bond Floor (as defined below), the calculation agent will notionally reinvest the value of any notional income on the Buy-Write Index relating to that monthly calculation period in the Buy-Write Index portfolio at the close of business on the first Index Business Day of the next monthly calculation period and no interest will be paid on the Notes on the Interest Payment Date relating to that monthly calculation period.

PAYMENT AT MATURITY

On the Stated Maturity Date, holders of the Notes will receive for each Note the final monthly interest payment, if any, and the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

The Maturity Payment for each Note equals the sum of the principal amount of $10 per Note plus the Index Return Amount, which may be positive or zero but which will not be negative.

The Index Return Amount will be based on the closing value of the 2006-1 Dynamic Portfolio Index on the fifth Index Business Day before the Stated Maturity Date.

The “Index Return Amount” equals: $10 * Index Return

The “Index Return” equals:

Ending Value – Starting Value
Starting Value

provided that the Index Return will not in any circumstances be less than zero.

The “Starting Value” is 100.00, the initial value of the 2006-1 Dynamic Portfolio Index.

The “Ending Value” will be the closing value of the 2006-1 Dynamic Portfolio Index on the fifth Index Business Day before the Stated Maturity Date.

The determination of the value (including a closing value) of any component of the 2006-1 Dynamic Portfolio Index or of a Reallocation Event (as described below) by the calculation agent in the event any such value is unavailable may be deferred by the calculation agent for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past three Index Business Days prior to the Stated Maturity Date. No reallocation of the value of the 2006-1 Dynamic Portfolio Index will occur on any day the determination of any of the above values is so deferred.

An “Index Business Day” means a day, as determined by the calculation agent, on which the 2006-1 Dynamic Portfolio Index or any successor index is calculated and on which securities comprising more than 80% of the value of the S&P 500 Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the S&P 500 Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the Company, the Guarantor and the beneficial owners of the Notes, absent manifest error.

A “Market Disruption Event” means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of, (1) stocks which then comprise 20% or more of the value of the S&P 500 Index or any successor index, (2) any options contracts or futures contracts, or any options on such futures contracts relating to the S&P 500 Index or any successor Index or (3) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the S&P 500 Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index will be based on a comparison of the portion of the value of the S&P 500 Index attributable to that security relative to the overall value of the S&P 500 Index, in each case immediately before that suspension or limitation.

THE 2006-1 DYNAMIC PORTFOLIO INDEX

The starting value of the 2006-1 Dynamic Portfolio Index was set to equal 100.00 on March 27, 2006, with approximately 97.5% allocated to notional investments in the Buy-Write Index Portfolio and approximately 2.5% allocated to notional investments in the notional bond portfolio. The number of Buy-Write Index units and notional bond portfolio units allocated to the 2006-1 Dynamic Portfolio Index was determined on March 28, 2006. The value of the 2006-1 Dynamic Portfolio Index (“DPIV”), on any Index Business Day was and will continue to be calculated according to the following formula:

DPIV = BWP + NBP – NPF

“BWP” is the value of the Buy-Write Index portfolio on that Index Business Day, net of the portion of the Dynamic Portfolio Adjustment Factor allocated to the Buy-Write Index portfolio.

“NBP” is the value of the notional bond portfolio on that Index Business Day, net of the portion of the Dynamic Portfolio Adjustment Factor allocated to the notional bond portfolio.

“NPF” is the value of notional borrowed funds outstanding under the Notional Participation Facility on that Index Business Day.

The value of the 2006-1 Dynamic Portfolio Index will include the value of the notional income, if any, removed from the value of the Buy-Write Index portfolio on the last day of a monthly calculation period only if that notional income is to be notionally reinvested in additional Buy-Write Index units at the close of business on the first Index Business Day of the next monthly calculation period.

The value of the 2006-1 Dynamic Portfolio Index on any day that is not an Index Business Day will equal the value of the 2006-1 Dynamic Portfolio Index on the previous day minus the Dynamic Portfolio Adjustment Factor and the Notional Participation Facility Fee for that day calculated as described below.

The Buy-Write Index portfolio will represent notional investments in the Buy-Write Index. The value of the Buy-Write Index portfolio will equal the product of (i) the number of Buy-Write Index units in the Buy-Write Index portfolio; and (ii) the value of one Buy-Write Index unit at that time. The value of one Buy-Write Index unit will equal one percent of the value of the Buy-Write Index at that time.

The notional bond portfolio will represent notional investments in notional U.S. Treasury strips or notional discount bonds. The value of the notional bond portfolio at any time will equal the product of (i) the number of bond units in the notional bond portfolio at that time; and (ii) the value of one bond unit at that time.

If the amount allocated to the Buy-Write Index portfolio is greater than zero, each bond unit will comprise one notional U.S. Treasury strip that: (i) is denominated in U.S. dollars; (ii) has a redemption amount equal to $1.00; (iii) does not pay interest; and (iv) matures on the fifth Index Business Day prior to the Stated Maturity Date. If the notional bond portfolio comprises notional U.S. Treasury strips, the value of one bond unit will equal the value of one notional U.S. Treasury strip. The value of a notional U.S. Treasury strip will be determined by the calculation agent by discounting the notional redemption amount of the strip from the strip’s maturity date by the interpolated U.S. Treasury strip yield for the notional U.S. Treasury strips. The interpolated yield will be calculated by performing an interpolation between the yield for the U.S. Treasury strip with a shorter term nearest to the term of the notional U.S. Treasury strip and the yield for the U.S. Treasury strip with a longer term nearest to the term of the notional U.S. Treasury strip. As a result, the value of a bond unit will change as the value of the notional U.S. Treasury strips changes in response to changes in interest rates.

If the amount allocated to the Buy-Write Index portfolio is zero, each bond unit will comprise one notional discount bond that: (i) is denominated in U.S. dollars; (ii) has a redemption amount equal to $1.00; (iii) matures on the fourth Index Business Day prior to the Stated Maturity Date; and (iv) pays a coupon at a rate equal to 1.075% per annum daily, calculated on the basis of a 365-day year.

If the notional bond portfolio comprises notional discount bonds, the value of one bond unit will equal the value of one notional discount bond. The value of a notional discount bond will be determined by the calculation agent by discounting the notional redemption amount of the bond from the date of redemption and any remaining notional coupons on the bond until its maturity date from the expected payment dates of the remaining coupons using discount rates equal to the sum of (i) interpolated yields derived from the U.S. dollar swap rate (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated to the maturity date of the bond and the payment dates for each of the remaining coupons; and (ii) 0.06%. The U.S. dollar swap rate is based upon the U.S. Treasury rate plus a credit spread as provided by Bloomberg Financial Markets or another recognized source selected by the calculation agent on that date. The notional coupons on the notional discount bonds will be reinvested in the notional bond portfolio through the notional purchase of additional bond units at the close of business on each Index Business Day.

If no value of the notional bond portfolio is available on any date because of a Market Disruption Event or otherwise, unless as deferred by the calculation agent as described above, the value of the notional bond portfolio will be the arithmetic mean, as determined by the calculation agent, of the value of the notional bond portfolio obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any of the Company’s other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The value of the notional bond portfolio on any day that is not an Index Business Day will be calculated based on the value of the notional bond portfolio on the previous day and will be deducted from the value of the notional income on the notional bond portfolio on that day.

The “Dynamic Portfolio Adjustment Factor” will accrue daily (including any non-Index Business Day) on the basis of a 365-day year and on any day will equal the product of (1/365) and the sum of (i) 0.675; and (ii) 0.75% (or 0.40% if the allocation to the Income to Buy-Write Index is zero) of the greater of 100 and the value of the 2006-1 Dynamic Portfolio Index at the end of the previous day, after effecting any required reallocation. The Dynamic Portfolio Adjustment Factor will be calculated and subtracted from the Buy-Write Index portfolio and the notional bond portfolio on a pro rata basis at the end of each day after effecting any reallocation on that day, commencing as of March 28, 2006. Subtraction of the Dynamic Portfolio Adjustment Factor will be effected by reducing the number of units in each of the Buy-Write Index portfolio and the notional bond portfolio by the number of Buy-Write units and bond units, respectively, of each portfolio with an aggregate value as of the close of business on the previous day equal to each portfolio’s pro rata portion of the Dynamic Portfolio Adjustment Factor.

The “Notional Participation Facility Fee” on any day will equal the product of (i) (1/360); (ii) the Notional Participation Facility Amount at the end of the previous day after any reallocations effected on that day, including any outstanding Notional Participation Facility Fees; and (iii) the effective Federal Funds Rate for that day plus 1.00%. The Notional Participation Facility Fee will accrue daily and will be computed on the basis of a 360-day year. The “Federal Funds Rate” on any day will be the rate for Federal Funds as published in H.15(519) under the caption “Federal Funds (Effective)” and if that day is not an Index Business Day, the rate for Federal Funds as published on the previous Index Business Day.

The “Notional Participation Facility Amount” will be calculated at the end of each day prior to any reallocation to the Buy-Write Index portfolio and will equal the sum of (i) notional borrowed funds outstanding under the Notional Participation Facility plus any outstanding Notional Participation Facility Fees and (ii) the Notional Participation Facility Fee for that day.

After March 27, 2006, the allocation of the notional investment represented by the 2006-1 Dynamic Portfolio Index to the Buy-Write Index portfolio and the notional bond portfolio will be modified if a Reallocation Event occurs. Reallocations of the 2006-1 Dynamic Portfolio Index will be effected through the notional purchase and sale of Buy-Write Index units and bond units. Reallocations of the 2006-1 Dynamic Portfolio Index may involve the notional purchase and sale of fractional Buy-Write Index units and fractional bond units.

A “Reallocation Event” will occur when the ratio (the “Gap Ratio”) of (x) the difference between the value of the 2006-1 Dynamic Portfolio Index and the Bond Floor to (y) the amount of the value of the 2006-1 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio is less than or greater than certain predetermined ratios. The calculation agent will determine whether a Reallocation Event has occurred at the beginning of each Index Business Day up to and including the fifth Index Business Day prior to the Stated Maturity Date. A Reallocation Event will be deemed to have occurred if the Gap Ratio is below 15% or above 25% at the close of business on the previous Index Business Day. For purposes of determining a Reallocation Event, the value of notional call options in the Buy-Write Index will be determined using mid-market implied volatility.

If the calculation agent determines that a Reallocation Event has occurred, the calculation agent will determine the Reallocation Percentage (as described below), or the percentage of the 2006-1 Dynamic Portfolio Index’s value that must be allocated to the Buy-Write Index portfolio pursuant to the reallocation methodology. The Reallocation Percentage will be determined on the basis of values at the close of business on the previous Index Business Day. At the close of business on the Index Business Day on which a Reallocation Event has occurred, the calculation agent will reallocate the value of the 2006-1 Dynamic Portfolio Index. Reallocations will involve notional sales and purchases of Buy-Write Index units and bond units. The number of Buy-Write Index units to be notionally sold or purchased will be determined by the calculation agent at the beginning of each Index Business Day. However, those notional sales or purchases will be effected at the values (as determined by the calculation agent) of Buy-Write Index units and bond units at the close of business on the date of reallocation. Any reallocation on the last day of any monthly calculation period will be effected through the notional purchase or sale of Buy-Write Index units at a price that includes the notional income on the Buy-Write Index for that monthly calculation period. Notional purchases of Buy-Write Index units will be made at prices that reflect the value of notional call options determined using bid-side implied volatility and notional sales of Buy-Write Index units will be made at prices that reflect the value of notional call options determined using offered-side implied volatility.

If the reallocation results in an increased percentage of the amount of the value of the 2006-1 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio, the reallocation will involve the notional sale of bond units and the notional purchase of Buy-Write Index units with the notional proceeds of the sale. Any purchase of Buy-Write Index units that cannot be effected through the sale of bond units will be effected using the Notional Participation Facility. The Notional Participation Facility Amount will be increased by the amount necessary to purchase the Buy-Write Index units, subject to the cap on the Notional Participation Facility Amount described above. If the reallocation results in a decreased percentage of the amount of the value of the 2006-1 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio, the reallocation will involve the notional sale of Buy-Write Index units. The notional proceeds of this sale will be used first to reduce the Notional Participation Facility Amount to zero and then to make notional purchases of bond units. The number of Buy-Write Index units and bond units in the Buy-Write Index portfolio and the notional bond portfolio, respectively, will then be adjusted to reflect the units notionally sold or purchased as a result of the reallocation.

If at any point during an Index Business Day the value of the S&P 500 Index declines from its closing value on the previous Index Business Day by 10% or more, the calculation agent, as soon as reasonably practicable, will determine the Reallocation Percentage and reallocate the value of the 2006-1 Dynamic Portfolio Index so that the percentage of the 2006-1 Dynamic Portfolio Index notionally invested in the Buy-Write Index portfolio is as close as is reasonably practicable to the Reallocation Percentage, as described above. This reallocation will be effected even if the Gap Ratio has not fallen below 15% and therefore no Reallocation Event has occurred. If the value of the S&P 500 Index declines from its closing value on the previous Index Business Day by 10% or more, the calculation agent (unless at the beginning of that Index Business Day the value of the 2006-1 Dynamic Portfolio Index is less than 101% of the Bond Floor) will disregard any Reallocation Event that was determined to have occurred at the beginning of that Index Business Day and will not make any reallocations with respect to that earlier determination. In addition, in determining the Reallocation Percentage and in effecting any necessary reallocation, the values of the 2006-1 Dynamic Portfolio Index, the Buy-Write Index, the Buy-Write Index portfolio and the Bond Floor will be their values at the time the calculation agent calculates the Reallocation Percentage.

If the value of the 2006-1 Dynamic Portfolio Index is less than 101% of the Bond Floor at the close of business on any Index Business Day, the entire value of the 2006-1 Dynamic Portfolio Index at the close of business on the following Index Business Day will be reallocated to the notional bond portfolio until the Stated Maturity Date, even if at the close of business on that day the value of the 2006-1 Dynamic Portfolio Index is greater than 101% of the Bond Floor. This allocation will be effected through a notional sale of all Buy-Write Index units at their value at the close of business on the Index Business Day the reallocation is effected. The notional proceeds from the sale of the Buy-Write Index units will be first applied toward reduction of the Notional Participation Facility Amount to zero. All remaining notional proceeds, if any, will be used to purchase notional bond units at their value at the close of business on the Index Business Day on which the reallocation is effected.

The “Gap Ratio” is the ratio of the difference between the value of the 2006-1 Dynamic Portfolio Index and the Bond Floor and the amount of the 2006-1 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio. The Gap Ratio on any Index Business Day will equal:

DPIV – BF
DPIV * BWP

“BF” is the Bond Floor (as described below) as determined by the calculation agent at the close of business on the previous Index Business Day.

“BWP” is the percentage of the value of the 2006-1 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio at the close of business on the previous Index Business Day, net of the 2006-1 Dynamic Portfolio Adjustment Factor for that day.

The Gap Ratio will change in response to changes in the value of the 2006-1 Dynamic Portfolio Index and to changes in interest rates (which affect the level of the Bond Floor and the value of the notional bond portfolio). If the Gap Ratio is below 15%, the calculation agent will decrease the allocation of the 2006-1 Dynamic Portfolio Index to the Buy-Write Index portfolio. If the Gap Ratio is above 25%, the calculation agent will increase the allocation of the 2006-1 Dynamic Portfolio Index to the Buy-Write Index portfolio.

The “Reallocation Percentage” is the percentage of the 2006-1 Dynamic Portfolio Index’s value that must be allocated to the Buy-Write Index portfolio upon the occurrence of a Reallocation Event or after a decline of 10% or more in the value of the S&P 500 Index at any point during an Index Business Day from its closing value on the previous Index Business Day. The Reallocation Percentage will equal:

5.00 *	[	PDPIV – BF	]
PDPIV

“PDPIV” is the value of the 2006-1 Dynamic Portfolio Index at the close of business on the previous Index Business Day, net of the Dynamic Portfolio Adjustment Factor for that day.

The Reallocation Percentage cannot be greater than 150% or less than 0%. If the Reallocation Percentage is greater than 100%, the notional borrowed funds necessary to make the notional investment in the Buy-Write Index portfolio in excess of 100% of the value of the 2006-1 Dynamic Portfolio Index will be obtained from the Notional Participation Facility.

The “Bond Floor” equals the sum of the discounted present values of (i) 100; and (ii) the Dynamic Portfolio Adjustment Factor (based upon the amount of Dynamic Portfolio Adjustment Factor calculated when the allocation to the Buy-Write Index portfolio is zero for the purpose of this computation) for each day through and including the fifth Index Business Day before the Stated Maturity Date on a 2006-1 Dynamic Portfolio Index with a value of 100. The component of the Bond Floor equal to 100 will be discounted from the fifth Index Business Day before the Stated Maturity Date. The component of the Bond Floor equal to the value of the Dynamic Portfolio Adjustment Factor for each day through and including the fifth Index Business Day before the Stated Maturity Date will be discounted from the day that Dynamic Portfolio Adjustment Factor will be calculated and deducted from the value of the 2006-1 Dynamic Portfolio Index. The calculation agent will calculate the discount rate:

•	in respect of the component of the Bond Floor equal to 100, using the interpolated yield derived from the U.S. dollar swap rate curve (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated to the fifth Index Business Day prior to the Stated Maturity Date; and

•	in respect of the component of the Bond Floor equal to the value of the Dynamic Portfolio Adjustment Factor on a 2006-1 Dynamic Portfolio Index with a value of 100, using the interpolated yields derived from the U.S. dollar swap rate curve (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated based upon the expected timing of the calculation of the Dynamic Portfolio Adjustment Factor plus a credit spread of 0.06%, with such discount rate as provided by Bloomberg Financial Markets or another recognized source selected by the calculation agent on that date.

If no value of the Bond Floor is available on any date because of a Market Disruption Event or otherwise, unless deferred by the calculation agent as described above, the value of the Bond Floor will be the arithmetic mean, as determined by the calculation agent, of the value of the Bond Floor obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any of the Company’s other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

THE BUY-WRITE INDEX

The Buy-Write Index based upon the S&P 500 Index (the “Buy-Write Index”) was established on May 27, 2005. The value of the Buy-Write Index is calculated at the close of business on each day by Citigroup Global Markets Inc. as calculation agent. The value of the Buy-Write Index was set to equal 100.00 on May 27, 2005. The value of the Buy-Write Index (“BWIV”), on each Index Business Day was determined and will continue to be determined according to the following formula:

BWIV = SPXPV – NCOPV + BWNI

“SPXPV” is the value of the S&P 500 Index Portfolio.

“NCOPV” is the value of the notional call option on the S&P 500 Index (NCOV) multiplied by the Portfolio Composition Ratio.

“BWNI” is the then-current notional income on the Buy-Write Index for that monthly calculation period.

The notional income on the Buy-Write Index will be calculated in accordance with the following formula:

BWNI = CTNI – BWAF

“CTNI” is the then-current total notional income for the Buy-Write Index for each Index Business Day in the monthly calculation period through and including that Index Business Day.

“BWAF” is the sum of the Buy-Write Index Adjustment Factor (as described below) removed from CTNI on each calendar day for that monthly calculation period through and including that Index Business Day.

The value of the Buy-Write Index on any day that is not an Index Business Day will equal the value of the Buy-Write Index on the previous day minus the Buy-Write Index Adjustment Factor for that day.

The notional income (“NI”) for the Buy-Write Index on each Index Business Day during each calculation period will be calculated in accordance with the following formula, except in the circumstances described below:

NI = PCR * (AD + NCOP)

“PCR” is the Portfolio Composition Ratio of the S&P 500 Index Portfolio, or the number of the S&P 500 Index Portfolio units to be included in the Buy-Write Index on each Index Business Day subject to adjustments.

“AD” is the actual cumulative cash dividend, if any, per index unit in respect of all stocks underlying the S&P 500 Index on that Index Business Day if that day is the Ex-Dividend Date for that dividend and using the Portfolio Composition Ratio at the close of such Index Business Day.

“NCOP” is the notional call option premium on the day that the notional call option is priced. The notional cal option premium will be calculated as follows:

NCOP = CL * (AATY – AHDY) * T – MPD

“CL” is the Closing Level (as defined below) of that S&P 500 Index on the day the notional call option is priced, which is expected to the third Friday of each month.

“AATY” is the adjusted annual target yield, obtained by increasing the annual target yield (“ATY”) of 10% on the Buy-Write Index on the first day of each monthly calculation period by an amount intended to, but which may or may not, offset the value of the Buy-Write Index Adjustment Factor. The adjusted annual target yield will be calculated as follows:

AATY =	(1 + ATY)	– 1
(1 – BWAFP)

“BWAFP” is the Buy-Write Index Adjustment Factor Percentage, which equals 1.15%.

“T” is the time period, expressed as a fraction of a year based upon a 365-day year, from but excluding the day the option is priced to and including the expiration of the option.

“MPD” is the difference, if greater than zero, between the target monthly premium (“TMP”) and the actual monthly premium (“AMP”).

“AHDY” is the annualized historical dividend yield on the S&P 500 Index calculated by (1) dividing (i) the sum of the daily dividend amount on the S&P 500 Index, which is published by S&P, for the same monthly calculation period during the preceding year, as determined by the calculation agent, by (ii) the Special Opening Quotation (“SOQ,” ticker “SPXSET”) of the S&P 500 Index on that Index Business Day and (2) annualizing the resulting quotient based upon the number of calendar days remaining in the current monthly calculation period, assuming a 365-day year.

The value of the premiums in respect of notional call options will be included in the notional income on the Buy-Write Index (and thus the value of the Buy-Write Index) at the close of business on that day on which the notional call option is priced, provided that the value of any premium in respect of a notional call option priced on the last Index Business Day of a monthly calculation period will be included as notional income in the next monthly calculation period.

The notional income on the Buy-Write Index will be removed from the value of the Buy-Write Index on the last Index Business Day of the related monthly calculation period, which is expected to be the third Friday of each month. The notional income on the Buy-Write Index will be zero until notional call options are priced at the close of business on the last index business day of the related monthly calculation period. The removal of the notional call options will reduce the value of the Buy-Write Index and may therefore cause a Reallocation Event in which the allocation to the Buy-Write Index portfolio is reduced, even if the level of the S&P 500 Index has not fallen.

The “Ex-Dividend Date” with respect to any dividend, distribution or issuance is the first date on which the underlying stock in the S&P 500 Index trades in a regular way on its principal market with the right to receive this dividend, distribution or issuance.

The “Buy-Write Index Adjustment Factor” will be calculated and subtracted from the notional income on the Buy-Write Index at the end of each day prior to effecting any reallocation that day, beginning on March 28, 2006 and will equal:

PBWV * BWAFP * (1/365)

“PBWV” is the value of the Buy-Write Index at the end of the preceding day.

“BWAFP” is the Buy-Write Adjustment Factor Percentage, which equals 1.15%.

The value of the Buy-Write Index Adjustment Factor for any monthly calculation period will not exceed the value of the notional income on the Buy-Write Index for that monthly calculation period. The value of the Buy-Write Index Adjustment Factor on any day that is not an Index Business Day will be calculated based on the value of the Buy-Write Index on the previous day and will be deducted from the value of the notional income on the Buy-Write Index on that day.

If no value (including a closing value) of the Buy-Write Index is available on any date because of a Market Disruption Event or otherwise, unless deferred by the calculation agent as described above, the calculation agent will determine the values of the components of the Buy-Write Index as follows:

•	the value of the S&P 500 Index for which no value is available will be the arithmetic mean, as determined by the calculation agent, of the value of those stocks underlying the S&P 500 Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of the Company’s other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent; and

•	the value of any notional call option on the S&P 500 Index for which no value is available will be the arithmetic mean, as determined by the calculation agent, of the value of that option obtained from as many dealers in options (which may include Citigroup Global Markets Inc. or any of the Company’s other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

CALL OPTIONS

The calculation agent will price notional cash-settled call options on the S&P 500 Index on a monthly basis, except in the circumstances described below. The notional call option will be priced on the last Index Business Day of each monthly calculation period (which is expected to be the third Friday of each month), except that the notional call option for the first monthly calculation period was priced on March 28, 2006. Each notional call option will:

•	be based on the Closing Level of the S&P 500 Index on the last Index Business Day of each monthly calculation period;

•	expire on the last Index Business Day of each monthly calculation period;

•	be automatically settled on third Friday of each month or, if such day is not an Index Business Day, a day on which the SOQ is published, which is expected to be the immediately preceding Index Business Day, if the SOQ, which will be used as the final settlement price to determine “in-the-month” amount, exceeds the strike price; and

•	have a strike price greater than or equal to approximately 101% of the Closing Level of the S&P 500 Index on the day the notional call option is priced.

The strike price of each notional call option will be determined through the bidding process (described below). Before seeking bids on the strike price of a notional call option, the calculation agent will determine the option’s TMP. TMP will be determined according to the following formula:

TMP = CL * ( AATY – AHDY ) * T

Once the calculation agent has determined the target monthly premium for a notional call option, it will seek strike prices for that notional call option from as many dealers in options (which may include Citigroup Global Markets Inc. or any of the Company’s other affiliates), but not exceeding five such dealers, as will make such bid prices available to the calculation agent. The strike price for the notional call option will equal the highest strike price quoted by these dealers and the value of this notional call option and the related TMP will be included in the value of the Buy-Write Index at the close of business on the day the notional call option is priced.

If the highest strike price bid is less than 101% of the Closing Level of the S&P 500 Index on the day on which the notional call option is priced, the calculation agent will set the strike price of the notional call option at approximately 101% of the Closing Level of the S&P 500 Index on the day on which the notional call option is priced and will seek quotations for premiums for the notional call option from as many dealers in options (which may include Citigroup Global Markets Inc. or any of the Company’s affiliates), but not exceeding five such dealers, as will make such bid prices available to the calculation agent. The AMP for the notional call option will equal the highest premium quoted by these dealers whereby the strike price is approximately 101% of the Closing Level of the S&P 500 Index on the day on which the notional call option is priced and the value of this notional call option and the related premium will be included in the value of the Buy-Write Index at the close of business on that day. Under these circumstances, the notional income on the Buy-Write Index will be less than it would have been if the highest strike price bid had been greater than or equal to approximately 101% of the Closing Value of the S&P 500 Index on the day on which the notional call option was priced, except to the extent that the dividend yield on the S&P 500 Index is higher than the AHDY by an amount sufficient to offset the difference between the actual notional income and the notional income that would have resulted if the premium on each notional call option had been equal to its TMP.

In seeking strike prices or premiums from dealers in options in respect of notional call options on the S&P 500 Index, the calculation agent may reject any strike price or premium that does not meet the requirements for notional call options stated above.

The mark-to-market value of each monthly notional call option (“NCOV”) will be determined by the calculation agent at the close of business on each Index Business Day in accordance with a Black-Scholes option pricing formula:

NCOV = [S * N(d1) * e –(Rd * t)] – [E * N(d2) * e –(Ri * t) ]

“S” is the value of the S&P 500 Index as of the time the notional call option is valued.

“N” is the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions.

“d1” is	ln (S / E) + [(Ri –Rd) + (s2 / 2)] * t
s * Öt

“E” is the strike price of the notional call option (equal to approximately 101% of the Closing Level of the S&P 500 Index when the notional call option is valued).

“d2” is d1 – [s * Öt].

“e” is the constant that is the base of the natural logarithm, which equals approximately 2.71828.

“Rd” is the computed continuously compounded annualized historical dividend yield on the S&P 500 Index (as described below).

“Ri” is the U.S. dollar interest rate as of the time the notional call option is valued, converted into a continuously compounded rate.

“t” is the time until the expiration of the notional call option as a percentage of one year.

“ln” is the natural logarithm function.

“s” is the implied volatility of the S&P 500 Index (determined by the calculation agent as described below).

At the time the notional call option is priced, the U.S. dollar interest rate will equal the U.S. dollar LIBOR rate as calculated and published at that time by Bloomberg Financial Markets, or another recognized source selected by the calculation agent at that time, based on the time to expiration of that notional call option. During the remaining term of the notional call option, the interest rate will equal the published interest rate for a term identical to the remaining term of the notional call option. If an interest rate for a term identical to the remaining term of the notional call option is not published, the calculation agent will determine the interest rate used to compute the value of an option by interpolating between the published rate for a shorter term nearest to the term of the notional call option and the published rate for a longer term nearest to the term of the notional call option. All interest rates will be converted by the calculation agent into a rate compounded on a continuous basis.

The annualized historical dividend yield on the S&P 500 Index on any Index Business Day will be calculated by (1) dividing (i) the sum of the daily dividend amount on the S&P 500 Index, which is published by S&P, from that Index Business Day to, and including, the last Index Business Day of the same monthly calculation period during the preceding year, as determined by the calculation agent, by (ii) the Closing Level of the S&P 500 Index on that Index Business Day and (2) annualizing the resulting quotient based upon the number of calendar days remaining in the current monthly calculation period, assuming a 365-day year. The implied volatility of a notional call option on any Index Business Day is:

•	when notionally purchasing Buy-Write Index units, the bid-side implied volatility;

•	when notionally selling Buy-Write Index units, the offered-side implied volatility; and

•	under all other circumstances, the mid-market implied volatility (i.e., the arithmetic mean of the bid-side and offered-side implied volatility)

of the S&P 500 Index as determined by the calculation agent by interpolating from the implied volatility surface for the most comparable call options listed on the Chicago Board Options Exchange (or any successor to such exchange or any substitute exchange or quotation system to which the listing of comparable call options has temporarily relocated, as determined by the calculation agent) on the S&P 500 Index as determined by the calculation agent in accordance with the Black-Scholes option pricing model, taking into account the nearest strike price and maturity and using the U.S. dollar interest rate and dividend yield determined as described above.

If no value of any monthly notional call option is available on any date because of a Market Disruption Event, because the calculation agent determines that the market for the listed option described above is not sufficiently liquid (based upon factors including, but not limited to, the time elapsed since the last trade in options relating to the S&P 500 Index, the size of the open interest in call options with related strike prices and maturities relating to the S&P 500 Index and the size of the bid-offer relative to the number of notional options related to the S&P 500 Index to be priced on that day in respect of the Notes then outstanding) for the purpose of calculating the implied volatility of any monthly notional call option or otherwise, or if the reported prices for the listed option described above contain or are the result of manifest error, unless deferred by the calculation agent as described below, the value of such notional call option will be the arithmetic mean, as determined by the calculation agent, of the value of such option obtained from as many dealers in options (which may include Citigroup Global Markets Inc. or any of the Company’s other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

THE S&P 500 INDEXSM PORTFOLIO

The S&P 500 Index Portfolio consists of investments in the S&P 500 IndexSM and the amount of such investments as represented by the Portfolio Composition Ratio. On May 27, 2005, (1) the value of the S&P 500 Index Portfolio was set to equal 100.00 and (2) the number of S&P 500 Index Portfolio units to be included in the Buy-Write Index, or its Portfolio Composition Ratio, was determined by dividing 100.00 by the value of the S&P 500 Index on that Index Business Day. Reductions of the Portfolio Composition Ratio will reduce the value of the S&P 500 Index Portfolio and, therefore, the value of the Buy-Write Index. Any reductions of the Portfolio Composition Ratio will reduce the value of the S&P 500 Index Portfolio. Therefore, the value of the S&P 500 Index Portfolio is expected to be lower than the value of the S&P 500 Index, which does not experience these reductions.

ADJUSTMENTS TO THE PORTFOLIO COMPOSITION RATIOS

If any notional call option included in the Buy-Write Index has a value greater than zero at expiration, the value of that option will be removed from the value of the Buy-Write Index on the day the option expires. In order to preserve the continuity of the value of the Buy-Write Index following any such removal, the value of the S&P 500 Index Portfolio will at the same time be reduced by an amount equal to the value of the option at expiration. This reduction will be effected by decreasing the Portfolio Composition Ratio of the S&P 500 Index Portfolio by an amount that, when multiplied by the SOQ on the last Index Business Day of the monthly calculation period (which is expected to be the third Friday of each month), equals the value of the option at expiration. The Portfolio Composition Ratio of the S&P 500 Index Portfolio will be reduced by an amount calculated as follows:

PCR *	(1–	NCOSP	)
EL

“NCOSP” is the strike price of the notional call option relating to the S&P 500 Index.

“EL” is the SOQ on the last Index Business Day of that monthly calculation period (which is expected to be the third Friday of each month).

The reduction of the Portfolio Composition Ratio of the S&P 500 Index Portfolio under these circumstances will reduce the value of the S&P 500 Index Portfolio. Because these reductions will have the effect of ensuring the continuity of the value of the Buy-Write Index, they will not result in Reallocation Events. The reduced Portfolio Composition Ratio will be used to calculate the value of the S&P 500 Index Portfolio and, therefore, the value of the Buy-Write Index, at the close of business on the last Index Business Day of the related monthly calculation period.

DISCONTINUANCE OF THE S&P 500 INDEX

If S&P discontinues publication of the S&P 500 Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the S&P 500 Index, then the value of the S&P 500 Index will be determined by reference to the value of that index, which is referred to as a “successor index.”

Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to the Company and the Trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

If S&P discontinues publication of the Index and a successor index is not selected by the calculation agent or is no longer published on any Index Business Day, the index value to be substituted for the Index for that Index Business Day will be a value computed by the calculation agent for that Index Business Day in accordance with the procedures last used to calculate the Index prior to any such discontinuance.

If S&P discontinues publication of the S&P 500 Index prior to the determination of the Index Return Amount and the calculation agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of (a) the determination of the Index Return Amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in determining the S&P 500 Index as described in the preceding paragraph. The calculation agent will cause notice of daily closing values to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation).

If a successor index is selected or the calculation agent calculates a value as a substitute for the S&P 500 Index as described above, the successor index or value will be substituted for the S&P 500 Index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the Company and the beneficial owners of the Notes, absent manifest error.

ALTERATION OF METHOD OF CALCULATION

If at any time the method of calculating the S&P 500 Index or any successor index is changed in any material respect, or if the S&P 500 Index or any successor index is in any other way modified so that the value of the S&P 500 Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the S&P 500 Index or the successor index as if the changes or modifications had not been made, and calculate the value the index with reference to the S&P 500 Index or the successor index. Accordingly, if the method of calculating the S&P 500 Index or any successor index is modified so that the value of the S&P 500 Index or any successor index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Index), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if the split had not occurred).

GENERAL

This Note is one of a duly authorized issue of debt securities of the Company (the “Debt Securities”), issued and to be issued in one or more series under a Senior Debt Indenture, dated as of June 1, 2005 (the “Indenture”), among the Company, the Guarantor, and The Bank of New York, as trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. In such case, the amount declared due and payable upon any acceleration permitted by the Indenture will be determined by the calculation agent and will be equal to, with respect to this Note, the Maturity Payment calculated as though the Stated Maturity Date of this Note were the date of early repayment. In case of default at Maturity of this Note, this Note shall bear interest, payable upon demand of the beneficial owners of this Note in accordance with the terms of the Notes, from and after Maturity through the date when payment of such amount has been made or duly provided for, at the rate of 5.75% per annum on the unpaid amount due.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, the Guarantor and the rights of the holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company, the Guarantor and a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the holders of all Debt Securities of such series, to waive compliance by the Company and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The holder of this Note may not enforce such holder’s rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, or failing which, the Guarantor to pay the Maturity Payment with respect to this Note, and to pay any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CITIGROUP FUNDING INC.

By:	/s/ Geoffrey S. Richards
	Name:	Geoffrey S. Richards
	Title:	Vice President and Assistant Treasurer

Corporate Seal Attest:

By:	/s/ Douglas C. Turnbull
	Name:	Douglas C. Turnbull
	Title:	Assistant Secretary

Dated: March 30, 2006

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in

the within-mentioned Indenture.

The Bank of New York, as Trustee

By:	/s/ Geovanni Barris
Authorized Signatory